AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

    EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)


                                                          Year Ended December 31,
                                           ----------------------------------------------------------
                                                1999        1998        1997         1996        1995
                                                ----        ----        ----         ----        ----

Pretax income                               $223,307    $203,489    $308,323     $317,574    $247,455
Minority interest in subsidiaries
  having fixed charges (*)                    48,780      55,646      54,163       46,689      33,190
Less undistributed equity in (earnings)
  losses of investees                         32,156      17,997      10,363       31,353      (1,559)
Fixed charges:
  Interest expense                            64,544      58,925      53,578       78,048     124,633
  Debt discount (premium) and expense           (129)       (504)       (701)      (1,174)     (1,023)
  One-third of rentals                        12,226      11,883      10,152        9,279       9,471
                                            --------    --------    --------     --------    --------

      EARNINGS                              $380,884    $347,436    $435,878     $481,769    $412,167
                                            ========    ========    ========     ========    ========


Fixed charges:
  Interest expense                          $ 64,544    $ 58,925    $ 53,578     $ 78,048    $124,633
  Debt discount (premium) and expense           (129)       (504)       (701)      (1,174)     (1,023)
  One-third of rentals                        12,226      11,883      10,152        9,279       9,471
  Pretax preferred dividend requirements
    of subsidiaries                           36,566      37,628      46,578       27,970      25,376
                                            --------    --------    --------     --------    --------

      FIXED CHARGES                         $113,207    $107,932    $109,607     $114,123    $158,457
                                            ========    ========    ========     ========    ========


Ratio of Earnings to Fixed Charges              3.36        3.22        3.98         4.22        2.60
                                                ====        ====        ====         ====        ====


Earnings in Excess of Fixed Charges         $267,677    $239,504    $326,271     $367,646    $253,710
                                            ========    ========    ========     ========    ========

(*) Amounts include subsidiary preferred dividends and accrued distributions on trust preferred securities.

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